UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

OFFICE PROPERTIES INCOME TRUST

(Name of Issuer)

Common Shares of Beneficial Interest, $.01 par value per share

(Title of Class of Securities)

67623C109

(CUSIP Number)

December 11, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,052,548
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,052,548

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,052,548
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

The percentages used herein are calculated based upon 69,825,065 shares of the issuer’s common shares of beneficial interest outstanding as of December 13, 2024 as disclosed in the issuer’s prospectus supplement filed with the Securities and Exchange Commission on December 17, 2024.

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD Special Investments Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,176,030
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,176,030

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,176,030
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD SIF Holdings II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 802,585
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 802,585

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,585
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD RCOF Credit REIT, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 570,608
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 570,608

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 570,608
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD RCOF II Credit REIT, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 988,190
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 988,190

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,190
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD RCOF1 - PC, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 46,855
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 46,855

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,855
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD RCOF1 - BC, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 120,144
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 120,144

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,144
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD RCOF2 - PC2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 81,060
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 81,060

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 81,060
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD RCOF2 - BC2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 205,077
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 205,077

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,077
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS MSD Credit Opportunity Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,061,999
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,061,999

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,061,999
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS Gregg R. Lemkau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,799,606
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,799,606

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,799,606
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP NO. 67623C109

1	NAMES OF REPORTING PERSONS Byron D. Trott
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,252,942
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,252,942

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,252,942
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.7% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1(a)	Name of Issuer:

The name of the issuer is Office Properties Income Trust (the “Issuer”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive office is located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSD Partners, L.P. (“MSD Partners”), MSD Special Investments Fund II, L.P. (“MSD Special Investments Fund II”), MSD SIF Holdings II, L.P. (“MSD SIF Holdings II”), MSD RCOF Credit REIT, LLC (“MSD RCOF Credit”), MSD RCOF II Credit REIT, LLC (“MSD RCOF II Credit”), MSD RCOF1 - PC, LLC (“MSD RCOF1 - PC”), MSD RCOF1 - BC, LLC (“MSD RCOF1 - BC”), MSD RCOF2 - PC2, LLC (“MSD RCOF2 - PC2”), MSD RCOF2 - BC2, LLC (“MSD RCOF2 - BC2”), MSD Credit Opportunity Master Fund, L.P. (“MSD Credit Opportunity Master Fund”), Gregg R. Lemkau and Byron D. Trott (collectively, the “Reporting Persons”).

MSD Special Investments Fund II, MSD SIF Holdings II, MSD RCOF Credit, MSD RCOF II Credit, MSD RCOF1 - PC, MSD RCOF1 - BC, MSD RCOF2 - PC2, MSD RCOF2 - BC2, and MSD Credit Opportunity Master Fund (collectively, the “MSD Parties”) are the direct owners of the securities covered by this statement.

MSD Partners, a wholly-owned subsidiary of BDT & MSD Holdings, L.P. (“BDT & MSD”), is the investment adviser of, and may be deemed to beneficially own the securities beneficially owned by, the MSD Parties. Messrs. Lemkau and Trott are co-CEOs of BDT & MSD; Mr. Trott also serves as Chairman of BDT & MSD. Mr. Lemkau maintains investment discretion over the investments in the Issuer of MSD Credit Opportunity Master Fund, MSD RCOF1 - BC, MSD RCOF1 - PC and MSD RCOF Credit and therefore may be deemed to beneficially own the Issuer’s securities beneficially owned by MSD Credit Opportunity Master Fund, MSD RCOF1 - BC, MSD RCOF1 - PC and MSD RCOF Credit. Mr. Trott maintains investment discretion over the investments in the Issuer of MSD RCOF2 - BC2, MSD RCOF2 - PC2, MSD RCOF II Credit, MSD SIF Holdings II and MSD Special Investments Fund II and therefore may be deemed to beneficially own the Issuer’s securities beneficially owned by MSD RCOF2 - BC2, MSD RCOF2 - PC2, MSD RCOF II Credit, MSD SIF Holdings II and MSD Special Investments Fund II.

The Reporting Persons have entered into a Joint Filing Agreement, dated December 17, 2024, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the MSD Parties, MSD Partners and Mr. Lemkau is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.

The address of the principal business office of Mr. Trott is 401 North Michigan Avenue, Suite 3100, Chicago, Illinois 60611.

Item 2(c)	Citizenship:

MSD Partners, MSD Special Investments Fund II and MSD SIF Holdings II are each organized as a limited partnership under the laws of the State of Delaware.

MSD RCOF2 - BC2, MSD RCOF2 - PC2, MSD RCOF1 - BC, MSD RCOF1 - PC, MSD RCOF II Credit and MSD RCOF Credit are each organized as a limited liability company under the laws of the State of Delaware.

MSD Credit Opportunity Master Fund is organized as an exempted limited partnership under the laws of the Cayman Islands.

Messrs. Lemkau and Trott are United States citizens.

Item 2(d)	Title of Class of Securities:

Common Shares of Beneficial Interest, $.01 par value per share

Item 2(e)	CUSIP No.:

67623C109

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable.

Item 4	Ownership:

A.	MSD Partners, L.P.

(a)	Amount beneficially owned: 5,052,548

(b)	Percent of class: 7.2% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 5,052,548

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 5,052,548

B.	MSD Special Investments Fund II, L.P.

(a)	Amount beneficially owned: 1,176,030

(b)	Percent of class: 1.7% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,176,030

(iii)	Sole power to dispose or direct the disposition: 0

(iv)	Shared power to dispose or direct the disposition: 1,176,030

C.	MSD SIF Holdings II, L.P.

(a)	Amount beneficially owned: 802,585

(b)	Percent of class: 1.1% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 802,585

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 802,585

D.	MSD RCOF Credit REIT, LLC

(a)	Amount beneficially owned: 570,608

(b)	Percent of class: 0.8% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 570,608

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 570,608

E.	MSD RCOF II Credit REIT, LLC

(a)	Amount beneficially owned: 988,190

(b)	Percent of class: 1.4% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 988,190

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 988,190

F.	MSD RCOF1 - PC, LLC

(a)	Amount beneficially owned: 46,855

(b)	Percent of class: 0.1% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 46,855

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 46,855

G.	MSD RCOF1 - BC, LLC

(a)	Amount beneficially owned: 120,144

(b)	Percent of class: 0.2% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 120,144

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 120,144

H.	MSD RCOF2 - PC2, LLC

(a)	Amount beneficially owned: 81,060

(b)	Percent of class: 0.1% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 81,060

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 81,060

I.	MSD RCOF2 - BC2, LLC

(a)	Amount beneficially owned: 205,077

(b)	Percent of class: 0.3% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 205,077

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 205,077

J.	MSD Credit Opportunity Master Fund, L.P.

(a)	Amount beneficially owned: 1,061,999

(b)	Percent of class: 1.5% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,061,999

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 1,061,999

K.	Gregg R. Lemkau

(a)	Amount beneficially owned: 1,799,606

(b)	Percent of class: 2.6% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,799,606

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 1,799,606

L.	Byron D. Trott

(a)	Amount beneficially owned: 3,252,942

(b)	Percent of class: 4.7% (1)

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,252,942

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,252,942

(1)

The percentages used herein are calculated based upon 69,825,065 shares of the Issuer’s common shares of beneficial interest outstanding as of December 13, 2024 as disclosed in the Issuer’s prospectus supplement filed with the Securities and Exchange Commission on December 17, 2024.

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP NO. 67623C109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 17, 2024

MSD Partners, L.P.

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD SIF Holdings II, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD Special Investments Fund II, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD RCOF Credit REIT, LLC

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD RCOF II Credit REIT, LLC

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD RCOF1 - PC, LLC

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD RCOF1 - BC, LLC

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD RCOF2 - PC2, LLC

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD RCOF2 - BC2, LLC

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD Credit Opportunity Master Fund, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

Gregg R. Lemkau

By:	/s/ Gregg R. Lemkau
Name:	Gregg R. Lemkau

Byron D. Trott

By:	/s/ Byron D. Trott
Name:	Byron D. Trott

CUSIP NO. 67623C109

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Joint Filing Agreement dated December 17, 2024